EXHIBIT 12

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                   (Unaudited)




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
($ in thousands)                                     Six Months Ended June 30,
                                                      2000                1999
                                                    -------             -------
Income before income taxes and
     after minority interest                        $10,637             $12,440
Undistributed equity income                             (42)                 (4)
Minority interest income of subsidiaries
     with fixed charges                               5,709               1,278
                                                    -------             -------
Adjusted earnings                                    16,304              13,714
                                                    -------             -------
Interest on debt                                      5,004               4,654
Loan fees                                               107                 -
                                                    -------             -------
Total fixed charges                                   5,111               4,654
                                                    -------             -------
Total available earnings before fixed charges       $21,415             $18,368
                                                    =======             =======
Ratio                                                   4.2                 3.9
                                                    =======             =======







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